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Exhibit 10.19

GUARANTY

        This Guaranty, dated as of August 21, 2002 is made by Telephone and Data Systems, Inc. (the "Guarantor"), in favor of The Toronto-Dominion Bank (the "Counterparty").

        1.    Guaranty.    (a) In order to induce the Counterparty to enter into a Confirmation, dated August 21, 2002 (Reference number: 892626-883688) with respect to a prepaid variable equity forward transaction in respect of 11,000,000 shares of Deutsche Telekom AG (the "Agreement", which term shall include the Agreement as the same may be amended, modified or altered from time to time), with the Guarantor's wholly-owned subsidiary TDSI Corporation, a Delaware corporation ("Primary Obligor"), which Agreement supplements, forms a part of and is subject to an ISDA Master Agreement, dated as of August 21, 2002, between Counterparty and Primary Obligor, the Guarantor absolutely and unconditionally guarantees to the Counterparty, its successors and permitted assigns, the prompt payment of the Guaranteed Obligations, as defined below. Except as expressly provided herein, such guarantee shall be without regard to any counterclaim, set-off, deduction or defense of any kind which Primary Obligor or the Guarantor may have or assert against Counterparty, and without abatement, suspension, deferment or diminution on account of any event or condition whatsoever. "Guaranteed Obligations" shall mean all amounts payable by the Primary Obligor under the Agreement, whether due or to become due, secured or unsecured, joint or several together with any and all costs and expenses incurred by Counterparty in enforcing Counterparty's rights under this Guaranty, after applying any right of Primary Obligor to set-off, net or withhold payment as provided in the Agreement.

        (b)  Guarantor agrees that the Counterparty may resort to Guarantor for payment of any of the Guaranteed Obligations, whether or not Counterparty shall have realized against or applied, or attempted (except as provided below) to realize against or apply, any property provided by an entity as collateral security or other credit support for the Guaranteed Obligations (such property and credit support collectively, "Security") or proceeded or attempted to proceed against Primary Obligor or any other entity principally or secondarily obligated with respect to the Guaranteed Obligations. Notwithstanding the foregoing, the Counterparty agrees that it will not make a demand or claim under this Guaranty in respect of any Secured Portion (defined below) of the Guaranteed Obligations unless the Counterparty has first used commercially reasonable efforts, for at least three Business Days, to realize against or apply property held as Collateral (as defined in the Agreement) under the Agreement in satisfaction of the Guaranteed Obligations. "Secured Portion" means, at any time, a portion of the Guaranteed Obligations consisting of the obligation to deliver cash or property with a value, as determined by the Calculation Agent (as defined in the Agreement), equal to the value, as determined by the Calculation Agent in a consistent manner, of the Collateral then pledged to the Counterparty under the Agreement; provided that if no Collateral is then pledged to Counterparty or Counterparty ceases to have a valid, first priority, perfected security interest in the Collateral other than as a result of actions of the Counterparty, there shall be no Secured Portion of the Guaranteed Obligations.

        2.    Nature of Guaranty.    This Guaranty is a guarantee of payment and not of collection. Any amounts or deliveries that would be owed or due by Primary Obligor to the Counterparty under the Agreement but are unenforceable or not allowable against Primary Obligor for any reason, including because Primary Obligor is the subject of a bankruptcy, liquidation, reorganization or similar case or proceeding, shall nonetheless be deemed owed or due for the purposes of this Guaranty. The Counterparty shall not be obligated, as a condition precedent to performance by the Guarantor hereunder, to file any claim relating to the Guaranteed Obligations in the event that Primary Obligor becomes subject to a bankruptcy, liquidation, reorganization or similar case or proceeding, and the failure of the Counterparty to file a claim shall not affect the Guarantor's obligations hereunder. This

Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment to the Counterparty by Primary Obligor on account of any Guaranteed Obligation is returned to Primary Obligor or is rescinded upon the insolvency, bankruptcy, liquidation or reorganization of Primary Obligor or otherwise, all as though such payment has not been made.

        3.    Guaranty Absolute.    The liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives, any defenses it may or hereafter have (other than those defenses expressly provided for in this Guaranty) in any way relating to any or all of the following: (a) any lack of validity or enforceability of the Agreement or this Guaranty; (b) the entry into additional transactions, any indulgences, concession, waiver or consent given to the Primary Obligor or any other changes in the amount of time, manner or place of payment of, or in any other term of any or all of the Guaranteed Obligations or any amendment, modification or alteration of the Agreement; (c) any taking, exchange, release, non-perfection, realization or application of or on any security (other than the requirement that the Counterparty use commercially reasonable efforts to realize against or apply the Collateral to the Guaranteed Obligations as described in Paragraph 1 of this Guaranty); (d) any change, restructuring or termination in or of the structure or existence of the Primary Obligor; or (e) any other circumstances (including without limitation any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, Guarantor or the Primary Obligor.

        4.    Waivers and Acknowledgments.    The Guarantor waives demands, promptness, diligence and all notices that may be required by law or to perfect the Counterparty's rights hereunder, except notice to the Guarantor of a default by Primary Obligor under the Agreement. No failure, delay or single or partial exercise by the Counterparty of its rights or remedies hereunder shall operate as a waiver of such rights or remedies. All rights and remedies hereunder or allowed by law shall be cumulative and exercisable from time to time.

        5.    Representations and Warranties.    The Guarantor hereby represents and warrants that:

          (a)  the Guarantor is duly organized, validly existing and in good standing under the laws of Delaware;

          (b)  the Guarantor has the requisite corporate power and authority to issue this Guaranty and to perform its obligations hereunder, and has duly authorized, executed and delivered this Guaranty;

          (c)  the Guarantor is not required to obtain any authorization, consent, approval, exemption or license from, or to file any registration with, any governmental authority as a condition to the validity of, or to the execution, delivery or performance of, this Guaranty;

          (d)  as of the date of this Guaranty, there is no action, suit or proceeding pending or threatened against the Guarantor before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could affect, in a materially adverse manner, the ability of the Guarantor to perform any of its obligations under, or which in any manner questions the validity of, this Guaranty;

          (e)  the execution, delivery and performance of this Guaranty by the Guarantor does not contravene or constitute a default under any statute, regulation or rule of any governmental authority or under any provision of the Guarantor's certificate of incorporation or by-laws or any contractual restriction binding on the Guarantor;

          (f)    this Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

          (g)  the obligations of the Guarantor under this Guaranty shall rank pari passu with other unsecured obligations of the Guarantor.

        6.    Subrogation.    Upon payment by Guarantor of any sums to Counterparty under this Guaranty, all rights of Guarantor against Primary Obligor arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of the Guaranteed Obligations.

        7.    Termination.    The Guarantor hereby waives any right to terminate or revoke this Guaranty and acknowledges that its obligations under this Guaranty are continuing in nature.

        8.    Notices.    Any notice or communication required or permitted to be made hereunder shall be made in the same manner and with the same effect, unless otherwise specifically provided herein, as set forth in the Agreement, except that for purposes of notices under this Guaranty, Counterparty shall be deemed to have met its burden of proving receipt by Guarantor of any facsimile transmission by the production of a transmission report generated by Counterparty's facsimile machine. The address and other contact information for Primary Obligor as set forth in the Agreement shall be the address and contact information for the Guarantor.

        9.    GOVERNING LAW; JURISDICTION.    This Guaranty shall be governed by and construed in accordance with the laws of the State of New York (without regard to the principles of conflicts of laws thereof). The Guarantor hereby irrevocably consents to, for the purposes of any proceeding arising out of this Guaranty, the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the borough of Manhattan in New York City.

        10.    Waiver of Immunity.    To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to the Guarantor or the Guarantor's property, the Guarantor hereby irrevocably waives such immunity in respect of the Guarantor's obligations under this Guaranty.

        11.    Waiver of Jury Trial.    The Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guaranty or the negotiation, administration or enforcement hereof.

        12.    Miscellaneous.    Each reference herein to the Guarantor, Counterparty or Primary Obligor shall be deemed to include their respective successors and assigns. The provisions hereof shall inure in favor of each such successor or assign. This Guaranty (i) shall supersede any prior or contemporaneous representations, statements or agreements, oral or written, made by or between the parties with regard to the subject matter hereof, (ii) may be amended only by a written instrument executed by the Guarantor and Counterparty and (iii) may not be assigned by either party without the prior written consent of the other party.

        In Witness Whereof, the undersigned has executed this Guaranty as of the date first above written.

TELEPHONE AND DATA SYSTEMS, INC.
By:	/s/ LEROY T. CARLSON, JR. Name: LeRoy T. Carlson, Jr. Title: President and Chief Executive Officer
and
By:	/s/ SANDRA L. HELTON Name: Sandra L. Helton Title: Executive Vice President and Chief Financial Officer

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  Exhibit 10.19